Exhibit 99.1


FOR IMMEDIATE RELEASE                           NEWS
NOVEMBER 29, 2004                                                     OTCBB-KEST

                   KESTREL ENERGY ANNOUNCES ITS NEUTRALITY ON
            SAMSON EXCHANGE OFFERS TO NON-U.S. KESTREL SHAREHOLDERS.


Kestrel Energy Inc. (OTCBB: KEST.OB), an oil and gas exploration and production company, today announced that it intends to remain neutral on the recently announced exchange offer by Samson Exploration N.L., an affiliate of the Company, expected to be made to certain non-U.S. holders of the Company's common stock.

By an announcement dated November 22, 2004, Samson Exploration N.L., an investment corporation registered in Australia and traded on the Australian Stock Exchange Limited ("Samson"), indicated it will be making offers to certain non-U.S. holders of the Company's common stock to exchange their Company stock for Samson common stock. Samson's announcement did not disclose any specific exchange ratio for its offers but it did announce that it would issue up to 37,500,000 shares of its stock at a stated value of AUS$.259. The Company's Board of Directors has determined that it will remain neutral on the advisability or merits of any such exchange offers made by Samson to the Company's non-U.S. shareholders. To the Company's knowledge, no offers are being made to any U.S. persons or to any non-U.S. persons residing or located in the United States.

Samson currently beneficially owns approximately 24% of the Company's common stock. In addition, Golden Prospect Plc owns 29.95% of Samson and is therefore deemed to be a beneficial owner of the shares held by Samson, making its aggregate beneficial ownership approximately 32% of the Company. Samson has indicated that it will also offer to purchase the shares of the Company owned by Golden, which is a non-US. person. One company director of Samson, Neil T. MacLachlan, is also a director of the Company. In addition, Samson holds an outstanding promissory note of the Company in the principal amount of $200,000 which is due May 4, 2006.

Headquartered in Denver, Kestrel has producing properties in Wyoming, Oklahoma, New Mexico and Texas.

Statements made in this press release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information. In addition, while the Company currently understands that Samson will make an exchange offer to non-U.S. shareholders of the Company, Samson's plans may change or other factors may limit or preclude any such offer. The Samson exchange offer could also be affected by the Company's results, which are dependent on various factors, including but not limited to exploration or development successes or failures, equipment availability or breakage, limited financial resources, and other factors. A description of the risks and uncertainties which are generally attendant to Kestrel Energy and its industry as well as other factors which could affect the Company's financial results are included in the Company's report to the Securities and Exchange Commission on Form 10-KSB.


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                                    CONTACTS:
                                 Kestrel Energy
                                  303/295-0344
                        E-mail: mtemple@kestrelenergy.com